UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Amendment No.

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☒ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

BellaVista Capital, Inc.
(formerly Primecore Mortgage Trust, Inc.)

(Name of Registrant as Specified In Its Charter)

Jeffrey S. Black and Michael Johnson

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear BellaVista Stockholders:

     We are sending you the enclosed proxy statement and the accompanying BLUE proxy card because we are soliciting proxies from BellaVista Capital, Inc.’s stockholders to be used at BellaVista’s 2004 annual meeting, when such a meeting is scheduled. We are seeking your support for a proposed Shareholder Resolution that requires the Company to stop making new investments and adopt a plan to sell its remaining assets for distribution to all shareholders.

     Initially, we want to give you an update on the status of the shareholder proposals that were submitted to BellaVista Capital on August 20, 2004.

     Shareholder Proposals: As you know, we, together with Jim Gafke and Phil Giurlani, submitted a Notice of Shareholder Proposals to the Company’s Board of Directors. The proposals were to be submitted to all shareholders for their consideration and voted on at the annual meeting scheduled for September 7, 2004. Our proposals asked for your support of a plan for an orderly sale of the remaining assets of BellaVista Capital and a distribution of the net proceeds to shareholders.

     The responses we received from shareholders to our Proposals were overwhelmingly supportive. Based on those responses, we believe that we would have had a quorum at the meeting and that our proposals would have passed.

     BellaVista Letter Dated August 31, 2004: After the Company received our Proposals, the Board postponed the September 7, 2004 annual meeting. On August 31, 2004, in a letter to all shareholders, the Board explained that they were postponing the meeting because they believed our proposals raised important issues that should be addressed in the context of proxy statements. Although the Board did not schedule a specific date for the 2004 Annual Meeting, the Board said they would hold it between November 15, 2004 and December 15, 2004.

     Our Discussions with Management: Following our receipt of the August 31, 2004 BellaVista letter, we requested a meeting with BellaVista’s Board and senior management. We met with all of the Board members except for Jim Barrington and followed up that meeting with several more meetings and telephone conversations with Mike Rider and Bob Puette. In our discussions, we stressed the importance of submitting to the shareholders a viable liquidation proposal. We also made it clear to the Company’s management that we would like to work with them in a collaborative way to modify our proposals to meet their concerns.

     We did make it clear, however, that we expected a timely meeting (by year-end 2004) and that the Company should not make any new investments until all shareholders had an opportunity to vote on the core issue of whether the Company should sell its remaining assets or continue making new investments.

     We submitted a revised proposal on October 22, 2004 (see below). The Board agreed to include the proposal in the Company’s Notice of Meeting and that it would be on the agenda for the annual meeting (then still scheduled to be held by December 15, 2004), but refused to include it in the Company’s Proxy Statement. Consequently, we have prepared this separate Proxy Statement and seek your support for the following Resolution.

Shareholder Resolution

     The Resolution is submitted by Jeffrey S. Black and Michael Johnson, beneficial owners of the number of shares of common stock indicated below their signatures. The Resolution is supported by Jim Gafke and Phil Giurlani, and is as follows:

     “RESOLVED: That the Corporation cease making new investments, and immediately reduce its administrative expenses associated with making new investments. The Board of Directors shall adopt a detailed plan to sell the Company’s remaining assets and distribute cash proceeds to its creditors and shareholders as such proceeds become available for distribution, after allocating adequate reserves to meet current and contingent liabilities.”

     We believe the business plan described by management in its Information Statement dated August 13, 2004 will continue to erode corporate resources and generate needless administrative expense. It is therefore in the best interests of all stockholders that the corporation abandon the current business plan of making new investments or seeking a merger or purchase candidate and immediately adopt a detailed plan for reducing the remaining assets of the Company to cash for distribution to creditors and shareholders, and resolving its liabilities in an orderly, cost-effective manner.

     In their letter of August 31, 2004, the Board acknowledged the importance of considering all of the Company’s strategic alternatives, including liquidation or sale of the business, yet stated that they intended to pursue their current plan of pursuing “new investments,” as described in their letter of August 13, 2004. They advise us that “if [unspecified] business targets are not achieved within a reasonable [unspecified] time frame, liquidation of the company’s assets, a sale of the company or another alternative would be further considered.

     We disagree with the Board’s decision to pursue new investments. We believe there is only one option that makes sense for all shareholders: an immediate reduction in management and overhead expenses and sale of the Company’s remaining assets in an orderly manner that maximizes asset value.

     We also recognize that the Company should set aside adequate reserves to provide for known and contingent liabilities and continue to meet its business and regulatory obligations until the assets are completed and sold. To effectively implement the plan, the Board should retain the Company’s existing consultants to oversee the build-out of incomplete projects, sale of completed projects and management of remaining litigation to conclusion, and should consider inviting interested shareholders to serve as informal, non-compensated advisors to the Board.

     The Company’s November 4, 2004 letter: It is needless to say that we are extremely disappointed in BellaVista Capital’s most recent letter. The Board has now chosen to not hold the 2004 Annual Meeting in 2004. At this point, we have little confidence in the Board’s stated intention to have the “2004” annual shareholders’ meeting in February or March 2005.

     We understand not holding an annual meeting may be a violation of the Company’s Bylaws; it is surely a breach of faith with shareholders. In their letter they indicate “the board has been working with the shareholder group in order to properly frame the issues they seek to advance.” We think you will agree that the Resolution we have presented is appropriately framed, as it relates to the simple issue that we are seeking to advance—sell the assets of the Company in an orderly, cost effective manner and distribute the proceeds to shareholders. By continuing to put off a shareholders’ meeting, BellaVista is disregarding our rights as shareholders to have a say in the direction of our Company.

     Apart from voting in favor of our Resolution, we urge you to insist that the Board schedule the Company’s 2004 annual meeting to be held no later than December 15, 2004 as they represented to us they would; and, further, to schedule the 2005 annual meeting no later than March 31, 2005, primarily to assure shareholders that the proposed plan, if implemented, is effectively promoting shareholder interests as intended.

     We feel it is also important to address several other issues that are brought up in the letter that we as shareholders should better understand.

     New Loans. As we indicated above, our group asked BellaVista to hold off making any new loans until either our proposal or a similar proposal was submitted to the shareholders. We didn’t think this was an unreasonable request since they had already announced they were going to reschedule the meeting to a date between November 15th and December 15th. We also asked as a courtesy to our group that if they were considering making new loans, then they at least let Jeff Black speak to the loan committee prior to finalizing the loan to give a shareholder perspective. While BellaVista did not agree or disagree with our request to attend the loan committee meeting, our first knowledge of the new loans was from their November 4, 2004 letter.

     As shareholders, we should better understand the types of loans that BellaVista is now committing our resources to. In their letter, BellaVista notes that they have underwritten the investments with returns in excess of 25%. There is certainly nothing wrong with these types of returns, but BellaVista should explain exactly how it hopes to realize these types of returns while taking a significantly higher risk than they would in traditional construction first deed of trust lending.

     The new $3.2 million loan that BellaVista has committed to is secured by a second deed of trust. This is similar to the loan that BellaVista committed to in Colorado. Both of these loans seem to be made at a higher risk level because they are subordinate to more senior lenders and the developer may have less of his own capital in the project, and BellaVista therefore has a smaller equity cushion.

     The $1.58 million loan that BellaVista notes in their letter seems to fall into a similar category of high risk. This loan is secured by a first deed of trust that is being used to fund the acquisition of the land in what appears to be an unentitled state in East Palo Alto. What happens if the borrower cannot obtain the necessary entitlements for the project? When did BellaVista become lending experts in mixed use projects (Condominium and Retail)?

     The question we should be asking ourselves as shareholders is “Are these the type of loans that we signed up for?” BellaVista has made 3 loans since they announced their new business plan and not one of them has been a traditional residential construction loan, which has been the main stay of the company. You may agree or disagree with our proposal, but we urge you to write a letter to the Board of Directors immediately if you are concerned about this new loan policy.

     Current Investments: As noted in BellaVista letter, property sales are proceeding on schedule and at higher prices than previously estimated. We recommend that proceeds from these sales not be committed to new loans until the shareholders have had a chance to vote on our Resolution.

     Operating Costs: We have some major concerns about the on going operating costs that BellaVista has outlined in their letter. We would like to see more detail on the following:

       Legal and Accounting Expenses. According to the Company’s most current disclosures in its Quarterly Report filed November 22, 2004, legal and accounting expenses totaled $1,413,818 during the nine months ended September 30, 2004 compared with $394,384 during the nine months ended September 30, 2003. We simply cannot continue to incur this kind of hit to our share value on an ongoing basis.

       New Offices. Again, we are dismayed that BellaVista has chosen to make a commitment to new offices without giving the shareholders a chance to vote on our proposed Resolution. This commitment to overhead may not be necessary if the shareholders vote for a sale of the Company’s assets.

     Stock Repurchase: BellaVista states that a number of shareholders desire to liquidate their investment and they also indicate that there are a number of shareholders who see value in the Company and its current business plan. Based on the responses that we received to our August proposal to sell the assets of the Company, however, we think it is highly unlikely that BellaVista is operating with a mandate from the shareholders for their current business plan.

     There is one sure way to find out. Schedule a meeting and let the shareholders decide if they want the Company to sell its remaining assets or continue with BellaVista’s current business plan.

     The Board indicates in their letter that they are establishing a new Stock Repurchase Plan, but has not yet indicated what the offering price will be for the redemption. We would support any redemption plan that was based on the Net Realizable Value (“NRV”) of the Company at the time of redemption. Any discount to the NRV should not be acceptable to shareholders. In the past, BellaVista has justified their discounted redemption plan based on the uncertainty of the asset sales in the future.

     As BellaVista noted in their letter, however, asset sales are currently proceeding on schedule and at prices in excess of NRV. There is now little if any basis for a discount based on uncertainty of asset sales. In fact, if there is any basis for uncertainty, this uncertainty is based on the new loans that BellaVista has recently made and contemplates in the future.

     If BellaVista is confident in their new loan program and its ability to maintain or increase the NRV of the Company in the future, then we believe they should establish a redemption plan based on NRV without a discount.

     Where do we go from here?

     We have decided that even though the Board has not committed to a specific date for a shareholders’ meeting, we will continue with our own Proxy Solicitation. Once we receive your proxies, we will continue to urge the Board to schedule a shareholder meeting. In the end, we simply do not think that the Board can continue to avoid a shareholder meeting or ignore a mandate by the shareholders to sell the Company’s remaining assets.

     We strongly urge you to vote for the proposed Shareholder Resolution by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope today. Even if you plan to attend the “next” annual meeting, it is important that you sign and return the BLUE proxy card to us so we can determine if we will likely have a quorum when a meeting is scheduled. If we receive as great a number of proxies as we expect, we will also be in a stronger position to urge the Board to schedule an early meeting date.

     In any event, we also encourage you to directly make your views known to the Company’s Board of Directors.

     Going forward you will note that communication will be from Jeff Black and Mike Johnson. Jim Gafke and Phil Giurlani will be stepping down from our group. We want to thank Jim and Phil for their hard work and tireless effort that they committed to our group. Jim and Phil support our efforts and will be glad to answer any questions that you may have.

     If you have any questions or require any assistance in completing or delivering your proxy, please contact Jeffrey S. Black.

November 29, 2004.

Sincerely,

Jeffrey S. Black
Beneficial Owner:
262,408 shares

Michael Johnson
Beneficial Owner:
100,000 shares

PRELIMINARY MATERIALS
SUBJECT TO COMPLETION
DATED: November 29, 2004

2004 ANNUAL MEETING OF STOCKHOLDERS
OF BELLAVISTA CAPITAL, INC.

Proxy Statement
of
Jeffrey S. Black and Michael Johnson

     This Proxy Statement is furnished by Jeffrey S. Black and Michael Johnson in connection with their solicitation of BLUE proxies to be used at the 2004 annual meeting of stockholders of BellaVista Capital, Inc., a Maryland corporation (“BellaVista” or the “Company”), and at any adjournments, postponements or reschedulings thereof (the “2004 Annual Meeting”). Pursuant to this Proxy Statement, Messrs. Black and Johnson are soliciting proxies from stockholders of the Company (the “Stockholders”) to approve the proposed Shareholder Resolution of October 22, 2004 directing that the Company’s Board of Directors abandon the current business plan of making new investments or seeking a merger or purchase candidate and immediately adopt a detailed plan for reducing the remaining assets of the Company to cash for distribution to creditors and shareholders, and resolving its liabilities in an orderly, cost-effective manner.

     The Company has not yet announced the time and location for the 2004 Annual Meeting. Please refer to the Company’s proxy soliciting materials when they are available for additional information concerning the Meeting and the matters to be considered by the shareholders.

     This Proxy Statement and the enclosed BLUE proxy card are first being sent or given to Stockholders on or about November 29, 2004.

     THIS SOLICITATION IS BEING MADE BY JEFFREY S. BLACK AND MICHAEL JOHNSON AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

     Any proxy granted pursuant to this solicitation or otherwise may be revoked by the person granting the proxy at any time before it is voted at the 2004 Annual Meeting. Proxies may be revoked by (i) delivering a written notice of revocation bearing a later date than the proxy, (ii) duly executing and delivering a later dated written proxy relating to the same shares or (iii) attending the 2004 Annual Meeting and voting in person (although attendance at the 2004 Annual Meeting will not in and of itself constitute a revocation of a proxy). To be effective, any written notice of revocation or subsequent BLUE proxy should be mailed to Jeffrey S. Black, or hand-delivered to the Secretary of BellaVista at the 2004 Annual Meeting before the taking of the vote. If you hold your shares through a bank, broker or other nominee holder, only they can revoke your proxy on your behalf.

     We strongly urge you to vote FOR the proposed Shareholder Resolution dated October 22, 2004, which reads as follows:

     “RESOLVED: That the Corporation cease making new investments, and immediately reduce its administrative expenses associated with making new investments. The Board of Directors shall adopt a detailed plan to sell the Company’s remaining assets and distribute cash proceeds to its creditors and shareholders as such proceeds become available for distribution, after allocating adequate reserves to meet current and contingent liabilities.”

     Only your latest dated proxy will be counted in the votes cast at the Annual Meeting.

HOW PROXIES WILL BE VOTED

     If you wish to vote FOR our proposal to require the Board to adopt a plan to cease making new investments and sell the Company’s remaining assets, you may do so by completing and returning the BLUE proxy card.

     If you return the BLUE proxy card to us, your shares will be voted on the Resolution as you indicate. If you do not indicate how your shares are to be voted on the Resolution, they will be voted FOR the Resolution.

     If you return a signed, BLUE proxy card, you will be granting Jeffrey S. Black and Michael Johnson discretionary authority to vote on any other matters of which we are not now aware that may come before the Meeting, including matters relating to the conduct of the Meeting.

VOTING REQUIREMENTS

     We do not intend to propose an adjournment of the Meeting. If an adjournment is proposed, we will vote for or against such adjournment in our discretion. Please refer to the Company’s proxy statement, when available, for the quorum requirements and the voting requirements for any proposal it may present. We believe our proposed Resolution requires a majority of the votes cast for approval.

     According to the Company’s public filings, there were 19,483,352 shares of Common Stock outstanding on November 19, 2004. Stockholders are entitled to one vote per share.

INFORMATION CONCERNING THE SOLICITING SHAREHOLDERS

     Jeffrey S. Black and Michael Johnson are the soliciting shareholders. They beneficially own an aggregate of 362,408 shares of the Company’s common stock.

     Jeff Black, age 50, is a Senior Vice President of Grubb & Ellis Company, a real estate company located in San Jose. In his 27 years as a real estate broker specializing in commercial real estate, he has concluded transactions in excess of $1 Billion. Notable clients that Mr. Black has represented include Altera, Amdahl, Apple Computer, AT & T, eBay, Exxon Corporation, Marriott, TRW Corporation, VLSI Technology and Steelcase. He has been named in the Top 10 Brokers Nationwide in 2003 (Grubb & Ellis); San Jose Business Journal – 2003 – No. 4 Broker in Silicon Valley and has received the Hall of Fame Award in 1997 by the Association of Silicon Valley Brokers.

     Mr. Black has a Bachelor’s of Science and Commerce degree in Finance from the University of Santa Clara. He is current President of The Professional Wine Society of Santa Clara Valley and a member of the Silicon Valley Capital Club.

     Mr. Black is the beneficial owner of 262,408 shares of the Company’s common stock, held continuously for more than one year prior to the date of the accompanying proposal, and intended to be held through the date of the 2004 annual meeting, assuming such a meeting is held before the end of 2004. The stock has a fair market value of at least $2,000.

     Michael Johnson, age 52, is the Chief Financial Officer for @Road and is responsible for the company’s finance and administration functions. Mr. Johnson has over 25 years of finance and operations experience with a strong background in the technology industry. Prior to joining @Road, Mr. Johnson served as chief financial officer and in senior finance roles for a variety of technology companies. Mr. Johnson’s experience includes CacheFlow Inc., which was a leading manufacturer of intelligent network appliances that manage and accelerate the delivery of content over the internet, and, Ascend Communications Inc., which was a pioneering provider of high-speed digital remote networking products. Most recently, Mr. Johnson was senior vice president and chief financial officer for Amber Networks, a developer of IP/MPLS edge routing technology. In addition, Mr. Johnson has experience in the transportation leasing industry as he was chief accounting officer for Itel Rail Inc., and experience in the publishing industry as he was chief financial officer for The Oakland Tribune Inc. Mr. Johnson has extensive experience with mergers and acquisitions and initial public offerings. Mr. Johnson is a California Certified Public Accountant and holds a B.S. in Business Administration from California State University, Hayward. Mr. Johnson is married with 5 children.

     Mr. Johnson is the beneficial owner of 100,000 shares of the Company’s common stock, held continuously for more than one year prior to the date of the accompanying proposal, and intended to be held through the date of the 2004 annual meeting, assuming such a meeting is held before the end of 2004. The stock has a fair market value of at least $2,000.

REASONS FOR THE SOLICITATION

     We feel it is important to offer the shareholders an alternative to BellaVista’s business plan. We feel an orderly sale of the remaining assets of BellaVista Capital and the return of all funds from those sales offer the shareholders the following benefits:

1.	Maximize Shareholder Value. Based on BellaVista’s most current disclosures in its Quarterly Report filed November 22, 2004, the net realizable value of assets is approximately $4.13 per share as of September 30, 2004.

2.	Timely Distribution. Most of the remaining properties are complete or near completion and can be sold in a timely fashion that maximizes the price. We believe the Company’s goal should be to liquidate ninety percent (90%) of these properties by June 2005.

3.	Minimize Operating Expenses. Since most of the remaining properties are nearly complete, the Company should only need to retain a few people to coordinate the remaining property dispositions. This will eliminate unnecessary salaries and overhead and maximize shareholder value.

4.	Minimal Chance of Stock Price Increasing. As noted by BellaVista in the April 26, 2004 teleconference call with investors, there is a small likelihood of the stock price increasing in value in the near future. We agree and believe that the shareholders should be able to choose to salvage what remains of their investment sooner rather than later.

     We do not expect the current Board to endorse our Proposal, but we feel strongly that this Proposal best represents all shareholders’ interests.

     We have no pecuniary interest in the operations of the Company’s consultants or this proposal, other than our interests as shareholders of the Company. Our interest is to recover what remains of our investment in the Company without further undue delay and expense.

SOLICITATION EXPENSES

     We are making this solicitation personally. Persons affiliated with or employed by us may assist us in the solicitation of proxies. They will not receive any special compensation for their services. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed BLUE proxy card to the beneficial owners of shares of Common Stock for whom they hold shares of record. We will reimburse these organizations for their reasonable out-of-pocket expenses.

     Initially, we will personally bear all of the expenses related to this proxy solicitation. Because we believe that the shareholders will benefit from this solicitation, we intend to seek reimbursement of our expenses from the Company. Shareholders will not be asked to vote on the reimbursement of solicitation expenses incurred by us. We estimate that our expenses will be about $20,000. As of November 23, 2004, our expenses have been approximately $7,500.

     There is no arrangement or understanding involving us or any of our affiliates that relates to future employment by the Company or any future transaction with the Company.

ADDITIONAL PROPOSALS

     Since the Company has not re-noticed a meeting date for the 2004 Annual Meeting or filed a proxy statement, we do not know of any business that will be presented for consideration at the 2004 Meeting other than that as set forth in this proxy statement, and as described by management in its letter and Information Statement presented to shareholders on August 13, 2004, and its letters to shareholders dated August 31, 2004 and November 4, 2004.

     Unless instructed otherwise, if any other matters are properly presented for consideration at the meeting, it is our intention, as the persons named as proxies in the enclosed BLUE proxy card, to vote in accordance with our own best judgment on such matters.

SHAREHOLDER PROPOSALS -2005 ANNUAL MEETING

     Shareholders are entitled to present proposals for action at a forthcoming shareholders’ meeting if they comply with the requirements of the proxy rules. The BellaVista Capital, Inc. Bylaws generally provide that any shareholder wishing to bring any matter before the annual meeting must deliver notice to the Secretary at the principal executive offices of the Company not less than 90 days before the first anniversary of the mailing date of the notice of the preceding year’s annual meeting. Since the Company has postponed the originally scheduled 2004 Annual Meeting and not re-noticed a meeting date for the 2004 Annual Meeting, we do not know when shareholder proposals and director nominations must be presented to the Company for the 2005 Annual Meeting in order to be considered for inclusion in the proxy statement and form of proxy relating to such meeting. We expect the Company to notify shareholders of the deadline, and otherwise comply with applicable law.

OTHER MATTERS

     Information concerning the Company has been taken from or is based upon documents and records on file with the SEC and other publicly available information. Although we do not have any knowledge that would indicate that any statement based upon such documents and records is untrue, we do not take any responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events that may affect the significance or accuracy of such information.

IMPORTANT

     1. If your shares are held in your own name, please mark, date and mail the enclosed BLUE proxy card to Jeffrey S. Black, in the postage-paid envelope provided. If your shares are held in the name of a trust, please have all trustees sign the proxy card.

     2. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can vote such shares and only upon receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions for a BLUE proxy card to be signed representing your shares.

     3. If your shares are held in an account with Pensco Pension Services, the signature block should read, “Pensco Pension Services FBO, [your name].”

     4. Add as many signature lines as necessary to accurately identify the total amount of stock you own.

     Only Your Latest Dated Proxy for the Annual Meeting Will Count at the Annual Meeting.

Dated: November 29, 2004.

PROXY CARD

Proxy Solicited
By
Jeffrey S. Black and Michael Johnson
for the 2004 Annual Meeting of Stockholders
of BellaVista Capital, Inc.

     The undersigned stockholder of BellaVista Capital, Inc. hereby constitutes and appoints Jeffrey S. Black and Michael Johnson and each of them (acting alone or together), as attorney-in-fact and proxy for the undersigned, with full power of substitution in each, for and in the name and stead of the undersigned to attend the Annual Meeting of Shareholders of BellaVista Capital, Inc. on a date to be scheduled by the Company (the “Meeting”), and any adjournment or postponement thereof, and to vote on all matters that may come before the Meeting and any such adjournment or postponement the number of shares that the undersigned would be entitled to vote if present in person, as specified below.

     (INSTRUCTIONS: Mark votes by placing an “x” in the appropriate [ ].)

     To Approve the Shareholder Resolution dated as of October 22, 2004, which reads as follows:

     “RESOLVED: That the Corporation cease making new investments, and immediately reduce its administrative expenses associated with making new investments. The Board of Directors shall adopt a detailed plan to sell the Company’s remaining assets and distribute cash proceeds to its creditors and shareholders as such proceeds become available for distribution, after allocating adequate reserves to meet current and contingent liabilities.”

     FOR [ ]           AGAINST [ ]           ABSTAIN [ ]

     Please sign and date below. Your shares will be voted as directed. If no direction is made, this proxy will be voted for the proposal. The undersigned hereby acknowledges receipt of the proxy statement dated November 29, 2004 of Jeffrey S. Black and Michael Johnson and revokes any proxy previously executed.

     Please sign exactly as your name(s) appear as registered with the Company. If shares are issued in the name of two or more persons, all such persons should sign the proxy. A proxy executed by a corporation, trust or other institution should be signed in its name by its authorized officers or trustees. Executors, administrators, trustees and partners should indicate their titles when signing. Add as many signature lines as necessary.

     This proxy will represent all shares held in all capacities.

SIGNATURE	Dated:
(Print Name):

SIGNATURE (If Held Jointly):	Dated:
(Print Name):

SIGNATURE	Dated:
(Print Name and Title):

SIGNATURE	Dated:
(Print Name and Title):

     IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THIS PROXY CARD, WHICH YOU MAY REVOKE AT ANY TIME PRIOR TO ITS USE.

     PLEASE MARK YOUR VOTE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.